Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) the Registration Statement (Form S-3, No. 333-139340) of Tech Data Corporation and in the related Prospectus and in (ii) the Registration Statements (Forms S-8, Nos. 33-62181, 33-60479, 333-93801, 333-85509, and 333-59198) pertaining to the Tech Data Corporation incentive plans of our reports dated March 28, 2007, with respect to the consolidated financial statements and schedule of Tech Data Corporation, Tech Data Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tech Data Corporation, included in this Annual Report (Form 10-K) for the year ended January 31, 2007.

/s/ Ernst & Young LLP

Tampa, Florida
March 28, 2007